Exhibit 99.1

CONTACT:	John Van Heel
Chief Executive Officer
(585) 647-6400

Robert Gross
Executive Chairman
(585) 647-6400

Catherine D’Amico
Executive Vice President – Finance
Chief Financial Officer
(585) 647-6400

Investors: Effie Veres
Media: Kelly Whitten
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. ANNOUNCES THIRD QUARTER

FISCAL 2016 FINANCIAL RESULTS

~ Third Quarter Sales of $238.9 Million; Diluted EPS of $.46 ~

~ Fiscal Year-to-Date Net Income Growth of 7.4% to $52.9 Million ~

~ Revolving Credit Facility Expanded to $600 Million ~

ROCHESTER, N.Y. – January 26, 2016 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its third quarter ended December 26, 2015.

Third Quarter Results

Sales for the third quarter of fiscal 2016 increased 1.0% to $238.9 million, as compared to $236.6 million for the third quarter of fiscal 2015. The total sales increase for the third quarter of $2.4 million was due primarily to an increase in sales from new stores of $13.9 million, including sales from recently acquired stores of $13.0 million, partially offset by a comparable store sales decrease of 2.5%. The decline in comparable store sales for the third quarter was primarily due to unseasonably warm weather in the Company’s markets, which resulted in lower demand for tires and a decrease of 4% in comparable store tire sales. For non-tire categories, comparable store sales increases of approximately 6% for alignments and 2% for brakes and flat comparable store sales in exhaust, were offset by decreases of approximately 3% for both maintenance services and front end/shocks.

Gross margin increased to 39.1% in the third quarter from 38.1% in the prior year period, due to the benefit of lower product costs as a percentage of sales and a lower mix of tire sales. Total operating expenses increased 7.5% to $66.9 million, or 28.0% of sales, as compared to $62.2 million, or 26.3% of sales for the same period of the prior year primarily as a result of higher due diligence costs and new stores. Total operating costs for the third quarter of fiscal 2016 include $2.4 million of due diligence costs, which represent approximately $.05 in earnings per share.

Operating income for the third quarter was $26.4 million, or 11.1% of sales, as compared to $28.0 million, or 11.8% of sales in the prior year period. Excluding due diligence costs, operating income would have been 12.1% of sales for the third quarter of this year. Interest expense was $3.9 million as compared to $2.9 million in the third quarter of fiscal 2015.

Net income for the third quarter was $15.2 million, as compared to $16.0 million in the same period of the prior year. Diluted earnings per share for the quarter were $.46 and include $.05 per share of due diligence costs. This compares to diluted earnings per share of $.49 in the third quarter of fiscal 2015, which includes $.01 per share of due diligence costs. Net income for the third quarter of fiscal 2016 reflects an effective tax rate of 33.1%, as compared to 37.4% for the prior year period.

The Company opened seven locations and closed five locations during the third quarter, ending the quarter with 1,031 Company-operated stores and 137 franchised Car-X stores.

John Van Heel, President and Chief Executive Officer stated, “Our results for the third quarter are in line with our recent business update. Our weaker than expected earnings were the result of lower tire sales, particularly in November, driven by unseasonably warm weather across our markets. However, with recent winter weather in our markets, we are very encouraged to see that traffic and tire sales trends have rebounded, resulting in an approximate 10% increase in comparable store sales for our January fiscal month, which ended on January 23rd.”

First Nine Month Results

For the nine-month period, sales increased 5.8% to $714.6 million from $675.4 million in the same period of the prior year. Comparable store sales decreased 30 basis points. However, operating margin expanded 40 basis points to 13.2% of sales. Net income for the first nine months of fiscal 2016 increased 7.4% to $52.9 million, or $1.59 per diluted share, as compared to $49.2 million, or $1.50 per diluted share in the comparable period of fiscal 2015.

Acquisitions Update

Fiscal 2016 acquisitions completed year-to-date represent a total of $35 million in annualized sales and include the acquisition of Car-X, a chain of franchised locations in ten states. As previously announced, the Company expects Car-X to be slightly accretive to earnings per share in fiscal 2016.

New Revolving Credit Facility

In January 2016, the Company closed on an expanded $600 million, five year revolving credit facility, a significant increase as compared to its prior $250 million facility. The expanded facility bears interest at 75 to 175 basis points over LIBOR and includes standard leverage and coverage covenants consistent with the prior facility. The increased borrowing capacity reflects the Company’s financial strength and strong growth in sales and profitability.

Company Outlook

Based on our year-to-date results, business and economic trends, and recently completed acquisitions, the Company now anticipates fiscal 2016 sales to be in the range of $947 to $955 million versus the previous guidance range of $955 to $970 million. Fiscal 2016 sales guidance assumes flat comparable store sales to an increase of 1.0%. The Company has updated fiscal 2016 diluted earnings per share guidance to the range of $2.00 to $2.05, as compared to the previous guidance range of $2.07 to $2.17. This compares to earnings per share of $1.88 in fiscal 2015. This estimate is based on 33.3 million diluted weighted average shares outstanding.

For the fourth quarter of fiscal 2016, the Company maintains its previous guidance of sales in the range of $232 to $240 million, assuming an increase in comparable store sales of 2.0% to 4.0%, and diluted earnings per share between $.40 and $.45, as compared to $.38 in the prior year period. This guidance represents earnings per share growth of 12% at the mid-point of the range.

Mr. Van Heel concluded, “We believe that our strong business model will continue to drive long term sales and earnings growth. As we move forward, we remain very optimistic about the significant number of acquisition opportunities we see in the marketplace. Additionally, the increase in our credit facility from $250 million to $600 million provides us with the increased flexibility to pursue our acquisition strategy and other business opportunities even more aggressively.”

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Tuesday, January 26, 2016 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 1-888-395-3227 and using the required pass code 8480328. A replay will be available approximately one hour after the recording through Tuesday, February 9, 2016 and can be accessed by dialing 1-877-870-5176. The live conference call and replay can also be accessed via audio webcast at the Investor Information section of the Company’s website, located at www.monro.comthrough February 9, 2016.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire, Tire Warehouse, Tire Barn, Ken Towery’s Tire and Auto Care, The Tire Choice and Car-X. The Company currently operates 1,030 Company stores in 25 states and is the franchisor of 133 Car-X stores in ten states. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, seasonality, the impact of weather conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates),continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 28, 2015. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal December
	2015	2014	% Change

Sales	$238,942	$236,553	1.0%

Cost of sales, including distribution and occupancy costs	145,575	146,357	(0.5)%

Gross profit	93,367	90,196	3.5%

Operating, selling, general and administrative expenses	66,932	62,237	7.5%

Operating income	26,435	27,959	(5.5)%

Interest expense, net	3,853	2,929	31.6%

Other income, net	(193)	(506)	(62.0)%

Income before provision for income taxes	22,775	25,536	(10.8)%

Provision for income taxes	7,544	9,550	(21.0)%

Net income	$15,231	$15,986	(4.7)%

Diluted earnings per share:	$.46	$.49	(6.1)%

Weighted average number of diluted shares outstanding	33,333	32,837

Number of stores open (at end of quarter)	1,031	1,017

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Nine Months Ended Fiscal December
	2015	2014	% Change

Sales	$714,617	$675,358	5.8%

Cost of sales, including distribution and occupancy costs	420,807	405,667	3.7%

Gross profit	293,810	269,691	8.9%

Operating, selling, general and administrative expenses	199,669	183,395	8.9%

Operating income	94,141	86,296	9.1%

Interest expense, net	11,003	7,837	40.4%

Other income, net	(396)	(811)	(51.3)%

Income before provision for income taxes	83,534	79,270	5.4%

Provision for income taxes	30,632	30,022	2.0%

Net income	$52,902	$49,248	7.4%

Diluted earnings per share	$1.59	$1.50	6.0%

Weighted average number of diluted shares outstanding	33,335	32,832

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	December 26, 2015	March 28, 2015

Current Assets

Cash	$4,165	$7,730

Inventories	131,315	129,727

Other current assets	54,307	37,827

Total current assets	189,787	175,284

Property, plant and equipment, net	349,084	326,752

Other non-current assets	463,748	405,758

Total assets	$1,002,619	$907,794

Liabilities and Shareholders’ Equity

Current liabilities	$161,316	$155,793

Capital leases and financing obligations	161,855	133,145

Other long-term debt	127,359	122,543

Other long-term liabilities	28,038	22,702

Total liabilities	478,568	434,183

Total shareholders’ equity	524,051	473,611

Total liabilities and shareholders’ equity	$1,002,619	$907,794